Storage Area Networks Announces Results for First Quarter 2003

Castle Rock, Colorado-May 20, 2003-Storage Area Networks (OTCBB: SANZ) SANZ recognized revenues of $7.5 million for its fiscal first quarter 2003, a 14% decrease from revenues for the prior year first quarter, which were $8.7 million. Gross Profit was $1.05 million, a decrease from the prior year’s first quarter, when the company recorded gross profit of $2.0 million. EBITDA was ($1,014,000) with a net loss before taxes of ($1,221, 000), as compared to ($215,000) and ($526, 000) respectively for the same period of 2002. The revenue and gross profit reported for the March 2003 quarter do not include any effect from the previously-announced business combination with Solunet Storage, Inc., which was closed effective April 1, 2003, but the EBITDA and net income reported for the period do reflect certain expenses relating to that transaction. All results for the March 2002 quarter have been adjusted to reflect subsequently adopted changes to the company’s accounting policies, as more fully detailed in the Company’s prior public filings.

CEO John Jenkins said, “As noted previously, our fiscal first quarter 2003 was disappointing on several levels. First, while we did receive several orders right at quarter end, they came in too late for us to recognize them in the first quarter. Second, as a result, our business mix shifted back to an even split between the government and commercial sectors, from a weighting in the prior year quarter of 67% commercial (our higher margin sector). Third, because of our overall low volume levels, a large government order with sub-standard margins that we completed in the quarter had an exaggerated depressing effect on average gross margins. On the positive side, we continued to make progress in reducing our operating expenses. Even after taking into account expenses relating to the combination with Solunet Storage, operating expenses were the lowest for the organization since the merger with ITIS Services in December, 2001.”

Jenkins added, “We continue to make progress on bringing together the SANZ and Solunet Storage operations. In a little more than a month since the closing, we have completed actions that (once fully phased in) are expected to reduce operating costs of the combined organization from the combined expense levels of the two predecessor companies during the pre-combination period. We have also identified additional costs that can be eliminated once the initial phases of the integration are completed. The company will likely take a restructuring charge in the current quarter to reflect the costs of the business integration activities.”

While we are always cautious about the potential for delay in large project awards and the continued market uncertainties, we believe that the current quarter revenues of the combined organization should be between $18 and $20 million.

ABOUT SANZ

SAN Holdings, through its subsidiary Storage Area Networks Inc., provides total data storage solutions, including solutions customized to a customer’s needs, integrated storage appliances, and storage management services. SANZ maintains operations in Arizona, Colorado, Connecticut, Massachusetts, New Jersey, Ohio and greater Washington, DC.

For additional information, contact Hugh O’Reilly, senior vice president, at 203/838-9888 or horeilly@sanz.com. For investor relations information, contact Ronald Both of Liolios Group Inc., 949/574-3860 or ron@liolios.com. Learn more about the company on the World Wide Web at www.sanz.com.

FORWARD LOOKING STATEMENTS:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. Any such forward- looking statements, which speak only as of the date made, represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to known and unknown risks, uncertainties and important factors beyond the control of the Company that could cause actual results, performance, achievements or and events to differ materially from historical results of operations and events and those presently anticipated or projected. Factors that may cause such differences include, but are not limited to: the rate of growth in the market for data storage products generally and for the types of products we sell in particular; the continued and future acceptance of the products we sell; the presence of competitors with greater technical, marketing and financial resources; our ability to promptly and effectively respond to technological change to meet evolving customer needs; our ability to successfully expand our operations; and our success at integrating with our own operations the operations and management of any business we acquire. Additional factors are discussed in the Company’s Form 10-KSB for the year ended December 31, 2002, its Form 8-K dated April 4, 2003, and its other reports filed with the Securities and Exchange Commission, to which reference should be made.

Statement of Operations
(dollars in thousands)

	For the Three months ended 31-Mar
	2003	2002
Revenue	$ 7,523	$ 8,749
Cost of Sales	6,481	6,715
Gross Profit	1,050	2,035
Engineering, Selling, General and Administrative Expense	2,065	2,249
Depreciation & Amortization	132	252
Net Loss from Operations	(1,221)	(526)
Other Income/(Expense)	(74)	(59)
Income Tax Expense/(Benefit)	--	--
Net Loss	(1,221)	(526)
Weighted Average Shares Outstanding	38,269,102	37,101,274
Basic earnings per common share	(0.03)	(0.01)

SAN Holdings. Inc.
Consolidated Balance Sheet
(dollars in thousands)

	March 31, 2003	Dec. 31, 2002
Assets
Current Assets	$ 6,318	$14,520
Property, Plant & Equipment	1,377	1,061
Other Assets	18,978	18,984
Total Assets	26,673	34,566
Liabilities
Current Liabilities	10,462	17,134
Long-Term Debt	--	--
Total Liabilities	10,462	17,134
Total Stockholders’ Equity	16,211	17,432
Total Stockholders’ Equity & Liabilities	26,673	34,566

_____________________________

Contact:

Liolios Group Inc. (for Storage Area Networks) Ron Both (Investor Relations) 949/574-3860 E-mail: ron@liolios.com